Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Merger Agreement”) is entered into as of December 30, 2004, by and between BIO-key International, Inc., a Minnesota corporation (“Old BIO-key”) and BIO-key International, Inc., a Delaware corporation (“New BIO-key”).

Introduction

WHEREAS, Old BIO-key and New BIO-key desire to enter into this Merger Agreement for the purpose of effecting a reorganization of Old BIO-key from Minnesota to Delaware;

WHEREAS, New BIO-key is a newly formed corporation which has one share outstanding which is owned by Old BIO-key and has been formed for the purpose of effecting this reincorporation;

WHEREAS, the Delaware General Corporation Law (the “DGCL”) permits the merger of a Delaware corporation with a corporation organized under the laws of another jurisdiction;

WHEREAS, the Minnesota Business Corporation Act (the “MBCA”) permits the merger of a Minnesota corporation with a corporation organized under the laws of another jurisdiction; and

WHEREAS, the respective Boards of Directors of Old BIO-key and New BIO-key have adopted resolutions approving this Merger Agreement and declaring its advisability, and the respective stockholders of Old BIO-key and New BIO-key, to the extent required, have adopted and approved this Merger Agreement in accordance with the applicable provisions of the DGCL and the MBCA.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Merger Agreement, Old BIO-key and New BIO-key agree to merge on the terms and conditions as follows:

ARTICLE 1
The Merger

Section 1.1.  The Merger.  In accordance with the provisions of this Merger Agreement, the DGCL and the MBCA, Old BIO-key shall be merged with and into New BIO-key (the “Merger”) as of the Effective Time (as hereinafter defined in Section 1.2).  Following the Effective Time, New BIO-key shall continue its existence as the “Surviving Corporation,” and the identity, rights, titles, privileges, powers, franchises, properties and assets of New BIO-key shall continue unaffected and unimpaired by the Merger.  Following the Effective Time, the identity and separate existence of Old BIO-key shall cease, and all of the rights, titles, privileges, powers, franchises, properties and assets of Old BIO-key shall be vested in New BIO-key and all debts, liabilities or duties of Old BIO-key shall attach to the Surviving Corporation.

Section 1.2.  Effective Time.  The Merger shall be effected by the filing of a Certificate of Merger (the “Certificate of Merger”), together with any other documents required to be filed to consummate the Merger, with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota.  The term “Effective Time” shall mean 12:00 A.M. January 1, 2005.

ARTICLE 2
Charter; Bylaws

Section 2.1.  Charter.  The Certificate of Incorporation (the “Charter”) of New BIO-key, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation from and after the Effective Time, except as the Charter may thereafter be altered, amended or repealed.

Section 2.2.  By-laws.  The By-laws of New BIO-key, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation from and after the Effective Time, except as the By-laws may thereafter be altered, amended or repealed.

ARTICLE 3
Directors and Officers

Section 3.1.  Directors.  From and after the Effective Time of the Merger, the directors of the Surviving Corporation, who shall hold office until their successors are elected and qualified according to the By-laws of the Surviving Corporation, shall be the same as the directors of Old BIO-key immediately prior to the Effective Time of the Merger.

Section 3.2.  Officers.  From and after the Effective Time of the Merger, the officers of the Surviving Corporation, who shall hold office until their successors are elected and qualified according to the By-laws of the Surviving Corporation, shall be the same as the officers of Old BIO-key immediately prior to the Effective Time of the Merger.

ARTICLE 4
Conversion and Exchange of Shares

Section 4.1.  Conversion of Shares.  At the Effective Time, and without any action on the part of Old BIO-key or New BIO-key, or any other holders of any of the capital stock of any of those corporations:

(a)           each share of the Common Stock, $0.01 par value per share, of Old BIO-key (the “Old BIO-key Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of the common stock, $0.0001 par value per share, of New BIO-key (“New BIO-key Common Stock”);

(b)           each share of New BIO-key Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and shall cease to exist;

(c)           each share of the Series C 7% Convertible Preferred Stock, $0.01 par value per share, of Old BIO-key issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of the Series A 7% Convertible Preferred Stock, par value $0.0001 per share, of New BIO-key; and

(d)           the stock transfer books of Old BIO-key shall be closed, and there shall be no further registration of transfers of shares of capital stock thereafter on the records of Old BIO-key.

Section 4.2.  Exchange of Shares.

(a)           All of the shares of Old BIO-key capital stock converted into New BIO-key capital stock as provided in this Article 4 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of Old BIO-key capital stock, as the case may be, shall thereafter represent the right to receive the number of whole shares of New BIO-key capital stock into which such shares of Old BIO-key capital stock represented by such Certificate have been converted pursuant to Section 4.1.  Certificates previously representing shares of Old BIO-key capital stock may be exchanged for certificates representing shares of New BIO-key capital stock upon the surrender of such Certificates in accordance with Section 4.1 hereof, without any interest thereon.

(b)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New BIO-key, the posting by such person of a bond in such amount as New BIO-key may direct as indemnity against any claim that may be made against it with respect to such Certificate, New BIO-key will issue in exchange for such lost, stolen or destroyed Certificate, certificates representing shares of New BIO-key capital stock pursuant to this Merger Agreement.

Section 4.3.  Options.

(a)           As of the Effective Time, all options to purchase shares of Old BIO-key capital stock issued by Old BIO-key, whether vested or unvested, which are outstanding and not exercised immediately prior to the Effective Time, shall be automatically, without any action by any third party, amended to provide for the substitution of shares of New BIO-key Common Stock to be issued by New BIO-key upon the proper exercise of the Options.  Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of New BIO-key Common Stock as is equal to the number of shares of Old BIO-key Common Stock subject to the unexercised portion of such Option; provided, however, that no such amendment or substitution shall be made in the case of an incentive stock option, without the consent of the holder of such Option, if it would constitute a “modification”, “extension” or “renewal” of such Option, within the meaning of Section 424(h) of the Internal Revenue Code of 1986 (as amended, the “Code”).  The exercise price per share of each such exchanged Option shall be equal to the exercise price of such Option immediately prior to the Effective Time.  The term, exercisability, vesting schedule, repurchase provisions, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options in effect immediately prior to the Effective Time shall otherwise remain unchanged.

(b)           As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 4.3 and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 4.3 and such notice).

Section 4.4.  Warrants.  As of the Effective Time, each outstanding warrant issued by Old BIO-key shall be converted into a warrant to purchase shares of New BIO-key capital stock on the same terms and conditions.

ARTICLE 5
Further Assurances

If, at any time on and after the Effective Time, the Surviving Corporation or its successors and assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation title to and possession of any property or right of Old BIO-key acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of the Merger Agreement, Old BIO-key and its directors, officers and stockholders shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of the Merger Agreement; and the director(s) and officer(s) of the Surviving Corporation are fully authorized in the name of Old BIO-key or otherwise to take any and all such action.

ARTICLE 6
Amendment or Abandonment

Subject to applicable law, at any time prior to the Effective Time, the director(s) and officer(s) of Old BIO-key or New BIO-key may amend or abandon the Merger Agreement without the vote of the constituent stockholders.

ARTICLE 7
Conditions

The respective obligations of Old BIO-key and New BIO-key to effect the transactions contemplated hereby are subject to satisfaction of the following conditions (any or all of which may be waived by either of Old BIO-key or New BIO-key in its sole discretion to the extent permitted by law):

(a)           Owners of the issued and outstanding shares of the Old BIO-key Common Stock shall not have dissented nor invoked their appraisal rights such that Old BIO-key becomes obligated to make a substantial payment, as determined by the Old BIO-key Board of Directors, to such dissenting shareholders; and

(b)           Any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of the Old BIO-key Board of Directors and the New BIO-key Board of Directors, respectively, to be material to the consummation of the Merger shall have been obtained.

ARTICLE 8
Miscellaneous

Section 8.1.  Waivers.  Any party, by written instrument signed by any duly authorized officer, may extend the time for the performance of any of the obligations or other acts of any other party hereto, and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in this Merger Agreement.

Section 8.2.  Governing Law.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such State.

Section 8.3.  Construction.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

Section 8.4.  Counterparts.  This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date first above written.

BIO-KEY INTERNATIONAL, INC.,
a Delaware corporation

By:
Michael DePasquale
President and Chief Executive Officer

BIO-KEY INTERNATIONAL, INC.,
a Minnesota corporation

By:
Michael DePasquale
President and Chief Executive Officer